Exhibit 99.1

MD Anderson Cancer Center and Adaptimmune Form Strategic Alliance to Advance Development of Immunotherapies Targeting Multiple Cancers

PHILADELPHIA, and HOUSTON, U.S.A. and OXFORD, UK, September 26, 2016 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, and The University of Texas MD Anderson Cancer Center announced today that they have entered into a multi-year strategic alliance designed to expedite the development of novel adoptive T-cell therapies for multiple types of cancer.

The alliance pairs MD Anderson’s preclinical and clinical teams with Adaptimmune’s scientists and proprietary SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell technology platform, which enables Adaptimmune to identify targets expressed on solid and hematologic cancers and to develop affinity enhanced T-cell receptors (TCRs) with optimal potency and specificity against them.

The teams will collaborate in a number of areas including preclinical and clinical development of Adaptimmune’s SPEAR T-cell therapies targeting MAGE-A10 and future clinical stage first and second generation SPEAR T-cell therapies such as MAGE-A4 across a number of cancers, including bladder, lung, ovarian, head and neck, melanoma, esophageal and gastric cancers. The alliance will also drive research and development of other new SPEAR TCR therapies to targets in other tumor types such as breast cancers and facilitate clinical study participation by MD Anderson in other Adaptimmune trials.  Access to MD Anderson’s tumor repository will guide further target selection and clinical trial design, while its cancer immunology cores and expertise in performing translational medicine studies may help optimize the efficacy and safety of SPEAR T-cell therapies.

“At MD Anderson, we are focused on providing the best possible care for cancer patients, including implementing important new technologies and treatment modalities,” said Elizabeth Mittendorf, M.D., Ph.D., associate professor of Breast Surgical Oncology.

David Hong, M.D., associate professor of Investigational Cancer Therapeutics at MD Anderson added, “It is our hope this alliance will allow us to address numerous solid tumors and augment the patient’s immune system, directing it against tumors based on their specific molecular makeup.”

“We believe that this strategic alliance will provide a strong partnership for the development of multiple new first and subsequent generation SPEAR T-cell therapies against many intractable solid tumors in our near-term clinical programs,” commented Rafael Amado, Adaptimmune’s chief medical officer.  “It will also generate invaluable data from patient samples that will help us understand these therapies and design the next generation of studies. We are very proud to form this alliance with the outstanding team of cancer immunologists at MD Anderson, and are confident that together we can move these novel immunotherapeutic candidates forward for patients who are fighting a variety of cancers.”

About MD Anderson

The University of Texas MD Anderson Cancer Center in Houston ranks as one of the world’s most respected centers focused on cancer patient care, research, education and prevention. The institution’s sole mission is to end cancer for patients and their families around the world. MD Anderson is one of only 45 comprehensive cancer centers designated by the National Cancer Institute (NCI). MD Anderson is ranked No.1 for cancer care in U.S. News & World Report’s “Best Hospitals” survey. It has ranked as one of the nation’s top two hospitals since the survey began in 1990, and has ranked first for nine of the past 10 years. MD Anderson receives a cancer center support grant from the NCI of the National Institutes of Health (P30 CA016672).

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform. Established in 2008, the company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is a SPEAR T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO SPEAR T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. These include SPEAR T-cell therapies targeting the MAGE-A10 and AFP cancer antigens, which both have open INDs, and a further SPEAR T-cell therapy targeting the MAGE-A4 cancer antigen that is in pre-clinical phase with IND acceptance targeted for 2017. The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 250 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 8, 2016, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Will Roberts

Vice President, Investor Relations

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Margaret Henry

Head of PR

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com

MD Anderson Contact:

Ron Gilmore

Rlgilmore1@mdanderson.org

Phone: 713-745-1898